Exhibit 16.1

[Letterhead of Stonefield Josephson, Inc.]

October 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K/A of Hemacare Corporation dated October 27, 2010 to be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree to disagree with other statements of Hemacare Corporation contained therein.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUTANTS